Exhibit 99.1

Flux Power Closes New $15 Million Credit Facility with Gibraltar Business Capital

New Facility Lowers Interest Expense, Expands Term & Provides Additional Capital Based on Company Milestone Achievements

VISTA, CA —August 3, 2023 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, today announced that it has secured a new $15.0 million credit facility from Gibraltar Business Capital, (“GBC”) to fund working capital and to refinance its existing credit facility with Silicon Valley Bank (“SVB”).

Gibraltar Business Capital is an industry leader in asset-based lending for middle-market businesses. GBC has become a leader in its industry by leveraging its experience in a variety of business sectors, innovation in developing customized credit solutions and expertise in working with private equity and other financial partners.

The $15.0 million credit facility is designed for working capital needs, as well as the repayment of an existing credit facility with SVB. The interest rate on this new facility is tied to the Secured Overnight Financing Rate (“SOFR”) plus five and one half of one percent (5.50%) per annum. The facility is secured by the existing assets of the Company, matures on July 28, 2025, and includes no warrants. The agreement allows the Company to increase the facility to $20.0 million, in $1.0 million or greater increments, at the Company’s request subject to approval by GBC. The Company has also chosen to work with Bank of America for cash management and other operational banking services.

“GBC is a reliable financing partner to help increase our borrowing power and access to capital, and we are pleased to now be partnering with them on our revolving line of credit,” said Chuck Scheiwe, Chief Financial Officer of Flux Power. “This facility has been used to repay our existing credit facility with SVB, and along with our existing cash, is intended to help meet our anticipated capital resources to fund planned operations to meet the demands of our aggressive growth trajectory for the foreseeable future. We also appreciate the assistance and support of Bank of America to put this facility in place and be our banking partner going forward.”

Ron Dutt, Chief Executive Officer of Flux Power, added, “The terms of the new facility are favorable to Flux Power and enhances our borrowing capacity at attractive rates to provide greater financial flexibility to invest in internal initiatives and support our next phase of growth. This marks another important milestone for our Company as we continue our strategic long-term growth objectives and strive to create sustainable, long-term value for our shareholders. We appreciate the strong support and confidence provided by GBC.”

Scott Winicour, CEO of Gibraltar Business Capital, commented, “Gibraltar Business Capital is pleased to provide a reliable, flexible working capital solution to Flux Power to enable further growth and to advance their goal of driving adoption of clean, safe, and innovative energy solutions. We are honored to have been selected as Flux Power’s strategic financing partner for the next phase of their journey.”

About Gibraltar Business Capital

Chicago-based Gibraltar Business Capital is a well-capitalized, specialty finance company delivering working capital in the form of asset-based loans from $5 to $100 million. Gibraltar is an expert financial partner providing mid-market companies nationwide access to capital when they need it most to solve challenges or fuel growth at any stage of the business lifecycle. With more than 70 years’ experience, Gibraltar’s team is trained to listen, think differently, and take unique circumstances into account. For more information, visit www.gibraltarbc.com.

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the use and impact of the credit facility with GBC on Flux Power’s business, strategy, operations, financial results and condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:
info@fluxpower.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
FLUX@mzgroup.us
www.mzgroup.us